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                                                                      EXHIBIT 16

                                   [OEA LOGO]


                                                                  March 24, 2000

Dear Fellow Stockholders:

     We are pleased to inform you that on March 12, 2000, OEA, Inc., a Delaware corporation ("OEA"), entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") with Autoliv, Inc., a Delaware corporation ("Parent"), and OEA Merger Corporation., a Delaware corporation ("Merger Sub") and an indirectly wholly owned subsidiary of Parent, pursuant to which Merger Sub has today commenced a tender offer (the "Offer") to purchase all of the outstanding shares of common stock, par value $.10 per share ("Shares"), of OEA for $10.00 per Share in cash. Under the Merger Agreement and subject to the terms thereof, following the Offer, Merger Sub will be merged with and into OEA (the "Merger") and all Shares not purchased in the Offer (other than Shares held by Parent, Merger Sub or OEA, or Shares held by dissenting stockholders) will be converted into the right to receive $10.00 per Share in cash.

     YOUR BOARD OF DIRECTORS HAS (I) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF OEA'S STOCKHOLDERS AND (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER. THE OEA BOARD OF DIRECTORS RECOMMENDS THAT OEA'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In arriving at its recommendation, the OEA Board gave careful consideration to a number of factors described in the attached Schedule 14D-9 which has been filed today with the Securities and Exchange Commission, including, among other things, the opinion, dated March 12, 2000, of Deutsche Bank Securities Inc., OEA's financial advisor, to the effect that, as of such date, the consideration to be received by holders of Shares pursuant to the Merger Agreement was fair to such stockholders from a financial point of view.

     In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase of Merger Sub, together with related materials, including a Letter of Transmittal to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your Shares. We urge you to read the enclosed materials carefully.

                                            Sincerely,

                                            /s/ CHARLES B. KAFADAR

                                            Charles B. Kafadar
                                            President and Chief Executive
                                            Officer

OEA, Inc.
34501 East Quincy Avenue
P.O. Box 100488
Denver, Colorado 80250
(303) 693-1248